Exhibit 99.2

FROM: Sandeep Kulkarni

TO: tourmaline-allhands

SUBJECT: Welcome message from Dr. Ruchira Glaser

Dear Tourmaline Team,

As a follow up to the discussion from earlier today, I’m pleased to share a welcome message from Dr. Ruchira Glaser, M.D., M.S., Development Unit Head, Cardiovascular, Renal and Metabolic at Novartis. Please see the message attached.

Sandeep

Welcoming Tourmaline Bio into the Novartis family

Dear Tourmaline Team,

On behalf of my Novartis colleagues, I want to express our genuine excitement to partner with you to advance the development of innovative therapies for patients living with cardiovascular diseases. From our initial interactions with your leadership to our deeper collaborative discussions, we’ve been thoroughly impressed by the people, expertise, and capabilities you’ve built. Most importantly, we are inspired by your dedication and passion for innovation, which closely aligns with our own values and culture.

At Novartis, our focus is on delivering high-value medicines that alleviate society’s greatest health challenges. Pacibekitug is an important addition to our cardiovascular pipeline, addressing residual inflammatory risk in ASCVD—a critical unmet need. We are committed to progressing this promising asset, leveraging our combined expertise to bring transformative solutions to patients in need.

Your dedication and hard work have been instrumental in successfully bringing pacibekitug to its current stage of development. At Novartis, we are dedicated to fostering a culture that brings out the best in everyone, enabling us to continue reimagining medicine for a better and longer life for patients. Working collaboratively on groundbreaking scientific and medical advancements makes both of our companies exceptional places to work. Upon closing of the transaction, estimated for the fourth quarter 2025 and subject to customary conditions, we eagerly anticipate learning from you, supporting you, and joining forces to advance cardiovascular health and bring medical innovation to patients globally.

I would like to extend my gratitude to the Tourmaline leadership team and colleagues who have been pivotal in forging this partnership. In the coming weeks, post-transaction closure, you will learn more about our collaborative efforts, but until then, we will continue to operate as separate entities.

We look forward to connecting with you after the transaction closes to redefine cardiovascular treatment and make a meaningful impact on patients’ lives worldwide.

Thank you.

Best regards,

Ruchira Glaser, M.D., M.S.

Development Unit Head, Cardiovascular, Renal and Metabolic

Novartis

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Important Information about the Tender Offer

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock, par value USD 0.0001 (the “Shares”), of Tourmaline or any other securities. The tender offer for the outstanding Shares described in this communication has not commenced. At the time the tender offer is commenced, Novartis and its indirect wholly owned subsidiary, Torino Merger Sub Inc. (“Purchaser”), will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the U.S. Securities and Exchange Commission (the “SEC”), and Tourmaline will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC, in each case with respect to the tender offer.

INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ BOTH THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE TENDER OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

An offer to purchase the Shares will only be made pursuant to the offer to purchase, the letter of transmittal and related offer documents filed as a part of the Schedule TO. Those materials and all other documents filed by, or caused to be filed by, Novartis, Purchaser and Tourmaline with the SEC will be available at no charge on the SEC’s website at www.sec.gov or by directing such requests to the information agent for the offer, which will be named in the tender offer statement. The offer to purchase and related materials also may be obtained for free under the “Investors – Financial Data” section of Novartis AG’s website at www.novartis.com/investors/financial-data/sec-filings. The solicitation/recommendation statement also may be obtained for free under the “Investors” section of Tourmaline’s website at ir.tourmalinebio.com. In addition, Tourmaline files annual, quarterly and current reports and other information, and Novartis files annual reports and other information with the SEC, which are also available to the public at no charge at www.sec.gov.

Forward-Looking Statements

This communication contains statements that are not statements of historical fact, or “forward-looking statements,” including with respect to Novartis’ proposed acquisition of Tourmaline. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “look forward,” “believe,” “committed,” “investigational,” “pipeline,” “launch,” or similar terms, or by express or implied discussions regarding [potential marketing approvals, new indications or labeling for Tourmaline’s product candidates, Tourmaline’s platform, the proposed acquisition of

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Tourmaline and the expected timetable for completing the proposed acquisition, the benefits sought to be achieved in the proposed acquisition, or potential future revenues from Tourmaline’s product candidates. You should not place undue reliance on these statements. Such forward-looking statements are based on Novartis’ current beliefs and expectations regarding future events and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that clinical trials for any of Tourmaline’s product candidates will be successful, that Tourmaline’s approach to the discovery and development of product candidates based on its AOC™ platform will produce any products of commercial value, that any of Tourmaline’s product candidates will be submitted for marketing approval or approved for sale or, if approved, receive approval for any additional indications or labeling, in any market, or at any particular time, nor can there be any guarantee that, if approved, any of Tourmaline’s product candidates will be commercially successful in the future. Neither can there be any guarantee that the conditions to the closing of the proposed acquisition will be satisfied on the expected timetable or at all or that the expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all. In particular, expectations regarding Tourmaline or the transaction described in this communication could be affected by, among other things, the timing of the offer and the satisfaction of customary closing conditions, including the tender of a majority of the outstanding shares of Tourmaline common stock and the receipt of regulatory approvals on acceptable terms or at all; the risk that competing offers or acquisition proposals will be made; the effects of disruption from the transactions contemplated by the merger agreement and the impact of the announcement and pendency of the transactions on Novartis and/or Tourmaline’s businesses, including their relationships with employees, business partners or governmental entities; the risk that the offer or the merger may be more expensive to complete than anticipated; the risk that stockholder litigation in connection with the offer or the merger may result in significant costs of defense, indemnification and liability; a diversion of management’s attention from ongoing business operations and opportunities as a result of the offer, the merger or otherwise; general industry conditions and competition; general political, economic and business conditions, including interest rate and currency exchange rate fluctuations; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s and Tourmaline’s filings and reports with the SEC, including Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2024, Tourmaline’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, and any subsequent filings made by either party with the SEC, available on the SEC’s website at www.sec.gov. Novartis is providing the information in this communication as of this date and Novartis does not undertake any obligation to update any forward-looking statements contained in this communication as a result of new information, future events or otherwise, except to the extent required by law.

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